EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of July 9, 2018 (“Effective Date”), by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and Kevin D. Brandt, an individual (“Employee”). The Company and Employee are sometimes referred to as the “Parties” or “Party” in this Agreement, and the Company may designate a subsidiary to be the employer of the Employee.

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT AND DUTIES.

A. Job Title and Responsibilities. The Company hereby employs Employee, and Employee hereby agrees to be employed, as Vice President and Chief Commercial Officer (together with such other position or positions consistent with Employee’s title as the Company’s Chief Executive Officer may specify from time to time), reporting to the Chief Executive Officer and will have such duties and responsibilities commensurate with such title.

B. Full-Time Best Efforts. Employee agrees to devote Employee’s full professional time and attention to the business of the Company (and its subsidiaries, affiliates, or related entities) and the performance of Employee’s obligations under this Agreement, and will at all times faithfully, industriously and to the best of Employee’s ability, experience and talent, perform all of Employee’s obligations hereunder. Employee shall not, at any time during Employee’s employment by the Company, directly or indirectly, act as a partner, officer, director, consultant or employee, or provide services in any other capacity to any other business enterprise that conflicts with the Company’s business or Employee’s duty of loyalty to the Company. Employee shall seek the written consent of the Company prior to accepting any outside board positions.

C. Duty of Loyalty. Employee acknowledges that during Employee’s employment with the Company, Employee has participated in and will participate in relationships with existing and prospective clients, customers, partners, suppliers, service providers and vendors of the Company that are essential elements of the Company’s goodwill. The parties acknowledge that Employee owes the Company a fiduciary duty to conduct all affairs of the Company in accordance with all applicable laws and the highest standards of good faith, trust, confidence and candor, and to endeavor, to the best of Employee’s ability, to promote the best interests of the Company.

D. Conflict of Interest. Employee agrees that while employed by the Company, and except with the advance written consent of the Company’s Board of Directors (the “Board”), Employee will not enter into, on behalf of the Company, or cause the Company or any of its affiliates to enter into, directly or indirectly, any transactions with any business organization in which Employee or any member of Employee’s immediate family may be interested as a shareholder, partner, member, trustee, director, officer, employee, consultant, lender or guarantor or otherwise; provided, however, that nothing in this Agreement shall restrict transactions between the Company and any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and over which Employee does not have the ability to control or significantly influence policy decisions.

2. COMPENSATION.

A. Base Pay. The Company agrees to pay Employee gross annual compensation of $400,000 (“Base Salary”), less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices. The Base Salary will be subject to normal periodic review, and such review will consider Employee’s contributions to the Company and the Company’s overall performance.

B. Bonus and Incentive Compensation. Employee shall be eligible for bonus and incentive based compensation approved by the Board (or a committee thereof) from time to time. The target annual bonus compensation will be 50% of Employee’s Base Salary, except that for the 2018 calendar year, Employee shall only be eligible to receive a pro-rated bonus, with such proration based on Employee’s start date, which bonus shall be contingent upon the achievement of performance objectives as established by the Board (or a committee thereof) and communicated to Employee. Such bonus and incentive compensation shall be less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made. Except as otherwise provided in this Agreement, with respect to the annual bonus compensation, Employee must remain continuously employed by the Company through the date such bonus compensation is paid to be eligible to receive it and shall be paid no later than March 15 of the calendar year immediately following the calendar year in which the bonus is being measured.

C. Annual Equity Award. Subject to approval by the Board (or a committee thereof), Employee shall be granted annual equity-based compensation awards pursuant to the Xtant Medical Holdings, Inc. 2018 Equity Incentive Plan or a successor plan thereto (such plan, the “Plan”); provided that the target grant date value of such awards granted each year while Employee is employed by the Company shall be not less than 50% of Employee’s Base Salary. Notwithstanding the foregoing, for the 2018 calendar year, Employee shall only be eligible to receive a pro-rated equity-based compensation award, with such proration based on Employee’s start date. The type of equity award(s) and vesting terms will be in the sole discretion of the Board (or a committee thereof).

D. Signing Benefits. The Company shall provide Employee the following one-time benefits: (1) a signing bonus of $90,000 (the “Signing Bonus”) to be paid no later than February 28, 2019, and (2) forty thousand (40,000) restricted stock units in accordance with the Plan (collectively, the “RSUs”), which RSUs shall be subject to approval by the Board and shall vest in their entirety on the third year anniversary of the Effective Date, assuming Employee is still an employee of the Company as of such date. In the event Employee terminates his employment with the Company on or prior to the one (1) year anniversary of the Effective Date, Employee shall repay to the Company the Signing Bonus.

E. Benefits. During Employee’s employment, Employee will be eligible to participate in the Company’s benefit programs, as summarized and as governed by any plan documents concerning such benefits. Employee acknowledges that the Company may amend, modify or terminate any of its benefit plans or programs at any time and for any reason. Employee will be eligible for 20 days of paid vacation per year, subject to the Company’s carryover policy for unused vacation in effect from time to time. The Company will also provide Employee with a $250,000 life insurance policy.

G. Clawback. Employee agrees that any compensation or benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company as may be in effect from time-to-time or as required by applicable law, regulation or stock exchange listing requirement.

3. CONFIDENTIAL INFORMATION.

A. Employee understands that during Employee’s employment relationship with the Company, the Company intends to provide Employee with information, including Confidential Information (as defined herein), without which Employee would not be able to perform Employee’s duties to the Company. Employee agrees, at all times during the term of Employee’s employment relationship and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company to the extent necessary to perform Employee’s obligations to the Company, any Confidential Information that Employee obtains, accesses or creates during the term of the relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Employee or of others under confidentiality obligations as to the information involved. Employee understands that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company by third parties under an obligation of non-disclosure or non-use or both. “Confidential Information” includes, without limitation, inventions, technical data, trade secrets, clinical data, regulatory information and strategies, marketing ideas or plans, research, product or service ideas or plans, business strategies, investments, investment opportunities, potential investments, market studies, industry studies, historical financial data, financial information and results, budgets, identity of customers, forecasts (financial or otherwise), possible or pending transactions, customer lists and domain names, price lists, and pricing methodologies.

B. At all times, both during Employee’s employment and after its termination, Employee will keep and hold all such Confidential Information in strict confidence and trust. Employee will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform Employee’s duties as an employee of the Company for the benefit of the Company. Employee may disclose information that Employee is required to disclose by valid order of a government agency or court of competent jurisdiction, provided that Employee will:

1. Notify the Company in writing immediately upon learning that such an order may be sought or issued,

2. Cooperate with the Company as reasonably requested if the Company seeks to contest such order or to place protective restrictions on the disclosure pursuant to such order, and

3. Comply with any protective restrictions in such order, and disclose only the information specified in the order.

C. Upon termination of employment with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s work with the Company.

D. Employee agrees not to infringe the copyrights of the Company, its customers or third parties (including, without limitation, Employee’s previous employer, customers, etc.) by unauthorized or unlawful copying, modifying or distributing of copyrighted material, including plans, drawings, reports, financial analyses, market studies, computer software and the like.

4. COVENANT NOT TO COMPETE.

A. Non-competition Covenant. Employee agrees that during the Restricted Period (as defined below), without the prior written consent of the Company, Employee shall not, directly or indirectly within the Territory (as defined below): (i) personally, by agency, as an employee, independent contractor, consultant, officer, director, manager, agent, associate, investor (other than as a passive investor holding less than five percent of the outstanding equity of an entity), or by any other artifice or device, engage in any Competitive Business (as defined below), (ii) assist others, including but not limited to employees of the Company, to engage in any Competitive Business, or (iii) own, purchase, finance, purchase, finance, or organize a Competitive Business.

B. Definitions.

1. “Competitive Business” means (i) any person, entity or organization which is engaged in, consulting regarding, or development, production, marketing or selling of any product, process, technology, device, invention or service which resembles, competes with or is intended to resemble or compete with a product, process, technology, device, invention or service under research or development or being promoted, marketed, sold or serviced by the Company or any subsidiary; or (ii) any other line of business that the Company or any subsidiary, is actively preparing to pursue at any time during the term of Employee’s employment with the Company and in which Employee is involved.

2. “Territory” means the United States of America.

3. “Restricted Period” means the period of Employee’s employment with the Company and for a period of twelve (12) months following the termination of Employee’s employment.

5. NON-SOLICITATION AND NON-INTERFERENCE COVENANTS.

A. Non-solicitation of Employees and Others. During the Restricted Period, (i) Employee shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee, consultant, independent contractor, vendor, supplier, or agent to terminate or otherwise adversely affect his or her employment or other business relationship (or prospective employment or business relationship) with the Company, and (ii) Employee shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee to work for Employee or any other person or entity, other than the Company or its affiliates or related entities.

B. Non-solicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit, recruit, or induce any Customer (as defined below) for the purpose of (i) providing any goods or services related to a Competitive Business, or (ii) interfering with or otherwise adversely affecting the contracts or relationships, or prospective contracts or relationships, between the Company (including any related or affiliated entities) and such Customers. “Customer” means a person or entity with which Employee had contact or about whom Employee gained information while an Employee of the Company, and to which the Company was selling or providing products or services, was in active negotiations for the sale of its products or services, or was otherwise doing business as of the date of the cessation of Employee’s employment with the Company or for whom the Company had otherwise done business within the twelve (12) month period immediately preceding the cessation of Employee’s employment with the Company.

6. ACKNOWLEDGEMENTS. Employee acknowledges and agrees that:

A. The geographic and duration restrictions contained in Paragraphs 4 and 5 of this Agreement are fair, reasonable, and necessary to protect the Company’s legitimate business interests and trade secrets, given the geographic scope of the Company’s business operations, the competitive nature of the Company’s business, and the nature of Employee’s position with the Company;

B. Employee’s employment creates a relationship of confidence and trust between Employee and the Company with respect to the Confidential Information, and Employee will have access to Confidential Information (including but not limited to trade secrets) that would be valuable or useful to the Company’s competitors;

C. The Company’s Confidential Information is a valuable asset of the Company, and any violation of the restrictions set forth in this Agreement would cause substantial injury to the Company;

D. The restrictions contained in this Agreement will not unreasonably impair or infringe upon Employee’s right to work or earn a living after Employee’s employment with the Company ends; and

E. This Agreement is a contract for the protection of trade secrets under applicable law and is intended to protect the Confidential Information (including trade secrets) identified above.

7. “BLUE PENCIL” AND SEVERABILITY PROVISION. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

8. INVENTIONS.

A. Inventions Retained and Licensed. Attached as Exhibit A is a list describing all inventions and information created, discovered or developed by Employee, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or with others before Employee’s employment with the Company (“Prior Inventions”), which belong in whole or in part to Employee, and which are not being assigned by Employee to the Company. Employee represents that Exhibit A is complete and contains no confidential or Confidential information belonging to a person or entity other than Employee. Employee acknowledges and agrees that Employee has no rights in any Inventions (as that term is defined below) other than the Prior Inventions listed on Exhibit A. If there is nothing identified on Exhibit A, Employee represents that there are no Prior Inventions as of the time of signing this Agreement. Employee shall not incorporate, or permit to be incorporated, any Prior Invention owned by Employee or in which he has an interest in a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing, if, in the course of Employee’s employment with the Company, Employee directly or indirectly incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use, create derivative works from and sell such Prior Invention as part of or in connection with such product, process or machine.

B. Assignment of Inventions. Employee shall promptly make full, written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably transfers and assigns, and agrees to transfer and assign, to the Company, or its designee, all his right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks (and all associated goodwill), mask works, or trade secrets, whether or not they may be patented or registered under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Employee’s employment by the Company (the “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company and which may be protected by copyright are “Works Made For Hire” as that term is defined by the United States Copyright Act. Employee understands and agrees that the decision whether to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such invention.

Employee recognizes that Inventions relating to his activities while working for the Company and conceived or made by Employee, whether alone or with others, within one (1) year after cessation of Employee’s employment, may have been conceived in significant part while employed by the Company. Accordingly, Employee acknowledges and agrees that such Inventions shall be presumed to have been conceived during Employee’s employment with the Company and are to be, and hereby are, assigned to the Company unless and until Employee has established the contrary.

The requirements of this Paragraph 8B do not apply to any intellectual property for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on the Employee’s own time, and (i) which does not relate (x) directly to the Company’s business or (y) to the Company’s actual or demonstrably anticipated research and development or (ii) which does not result from any work the Employee performed for the Company.

C. Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during his employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

D. Patent, Trademark and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights in any and all countries relating thereto, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such inventions, and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or paper shall continue after termination or expiration of this Agreement or the cessation of his employment with the Company. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason, after reasonably diligent efforts, to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Employee; this power of attorney shall be a durable power of attorney which shall come into existence upon Employee’s mental or physical incapacity.

9. SURVIVAL AND REMEDIES. Employee’s obligations of nondisclosure, non-solicitation, non-interference, and non-competition under this Agreement shall survive the cessation of Employee’s employment with the Company and shall remain enforceable. In addition, Employee acknowledges that upon a breach or threatened breach of any obligation of nondisclosure, non-solicitation, non-interference, or noncompetition of this Agreement, the Company may suffer irreparable harm and damage for which money alone cannot fully compensate the Company. Employee therefore agrees that upon such breach or threat of imminent breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement and the right to require Employee to account for and pay over to the Company all profits or other benefits derived or received by Employee as the result of such a breach, nor shall this Paragraph be construed to limit the rights or remedies available under state law for any violation of any provision of this Agreement.

10. RETURN OF COMPANY PROPERTY. All devices, records, reports, data, notes, compilations, lists, proposals, correspondence, specifications, equipment, drawings, blueprints, manuals, DayTimers, planners, calendars, schedules, discs, data tapes, financial plans and information, or other recorded matter, whether in hard copy, magnetic media or otherwise (including all copies or reproductions made or maintained, whether on the Company’s premises or otherwise), pertaining to Employee’s work for the Company, or relating to the Company or the Company’s Confidential Information, whether created or developed by Employee alone or jointly during his employment with the Company, are the exclusive property of the Company. Employee shall surrender the same (as well as any other property of the Company) to the Company upon its request or promptly upon the cessation of employment. Upon cessation of Employee’s employment, Employee agrees to sign and deliver the “Termination Certificate” attached as Exhibit B, which shall detail all Company property that is surrendered upon cessation of employment.

11. NO CONFLICTING AGREEMENTS OR IMPROPER USE OF THIRD-PARTY INFORMATION. During his employment with the Company, Employee shall not improperly use or disclose any Confidential information or trade secrets of any former employer or other person or entity, and Employee shall not bring on to the premises of the Company any unpublished document or Confidential information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. Employee represents that he has not improperly used or disclosed any Confidential information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. Employee also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent Employee from performing his duties for the Company or otherwise complying with this Agreement. To the extent Employee violates this provision, or his employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, Employee shall indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

12. TERMINATION.

A. By Either Party. Either Party may terminate the Employee’s at-will employment at any time with or without notice, and with or without cause. Except as provided in this Paragraph 12, upon termination of employment, Employee shall only be entitled to Employee’s accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment.

B. Termination Without Cause. If the Company terminates Employee’s employment without Cause (defined below), Employee shall be entitled to receive continuing severance pay at a rate equal to Employee’s Base Salary, as then in effect, for twelve (12) months from the date of termination of employment, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures, commencing on the effective date of a Separation Agreement and Release of claims against the Company that has not been revoked, in substantially the form of Exhibit C attached hereto, the timely execution and performance by Employee of which is specifically a condition to his receipt of any of the payments and benefits provided under this Paragraph 12B; provided that (1) such Separation Agreement and Release shall be executed and be fully effective within seventy (70) days of the Employee’s termination of employment; (2) the first payment shall include any amounts that would have been paid to Employee if payment had commenced on the date of termination of employment; and (3) Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. If Employee timely and effectively elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, the Company will pay or reimburse the premiums for such coverage of Employee (and his dependents, as applicable) at the same rate it pays for active employees for a period for twelve (12) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the foregoing, any of the foregoing payments due under this Paragraph 12B shall commence within seventy (60) days of Employee’s termination of employment, provided that if such seventy (70)-day period spans two (2) calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Employee’s execution of a Separation Agreement and Release of claims against the Company that has been executed and not revoked within any applicable rescission period that has expired within seventy (70) days of the Employee’s termination of employment, Employee shall be entitled to the pro-rated amount of any unpaid bonus for the calendar year in which his termination of employment occurs, if earned pursuant to the terms thereof and at such time and in such manner as determined by the Board (or a committee thereof) in its sole discretion pursuant to the terms thereof, less any payments thereof already made during such year.

C. Termination Upon a Change in Control. If the Company or any successor in interest to the Company terminates Employee’s employment without Cause in connection with or within twelve (12) months after a Change in Control (defined below) or if Employee terminates his employment for Good Reason (defined below) within twelve (12) months after a Change in Control, Employee shall be entitled to receive (i) his accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment, and (ii) a lump-sum payment equal to two times Employee’s Base Salary, as then in effect, less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made, payable on the first regular payroll date after the effective date of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within seventy (70) days of the Employee’s termination of employment, in substantially the form of Exhibit C attached hereto, the execution and performance by Employee of which is specifically a condition to his receipt of any of the payments and benefits provided under this Paragraph 12C; provided that Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. If Employee timely and effectively elects continuation coverage under the Company’s group health plan pursuant to COBRA or similar state law, the Company will pay or reimburse the premiums for such coverage of Employee (and his dependents, as applicable) at the same rate it pays for active employees for a period for twelve (12) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the previous provisions of this Paragraph 12C, any payments due under this Paragraph 12C shall commence within seventy (70) days of Employee’s termination of employment, provided that if such seventy (70)-day period spans two calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Employee’s timely execution of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within seventy (70) days of the Employee’s termination of employment, Employee shall be entitled to the immediate vesting of the RSUs and the pro-rated amount of any unpaid bonus for the calendar year in which his termination of employment occurs, if earned pursuant to the terms thereof and at such time and in such manner as determined by the Board (or a committee thereof) in its sole discretion (but consistent with other bonuses determined by the Board) pursuant to the terms thereof, less any payments thereof already made during such year. The payments and benefits described in this Paragraph 12C are in lieu of, and not in addition to, the payments and benefits described in Paragraph 12B, it being understood by Employee that he shall be paid and receive only one set of severance payments and benefits.

D. Termination for Cause, Death or Disability, or Resignation. If Employee’s employment with the Company terminates voluntarily by Employee other than for Good Reason pursuant to Paragraph 12C above, for Cause by the Company or due to Employee’s death or disability, then payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned). The award agreement evidencing the RSUs shall provide that if Employee dies after one-year but prior to the vesting date, the RSUs shall vest immediately in a pro rata number of underlying shares based on Employee’s date of death.

E. Definitions.

1. “Cause.” For all purposes under this Agreement, “Cause” is defined as (i) gross negligence or willful failure to perform Employee’s duties and responsibilities to the Company; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; or (iv) material breach by Employee of any of his obligations under this Agreement or any written agreement or covenant with the Company, including the policies adopted from time to time by the Company applicable to all employees, that has not been cured within thirty (30) days of notice of such breach.

2. “Good Reason.” For all purposes under this Agreement, “Good Reason” is defined as Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent: (i) a material reduction of Employee’s duties, authority, reporting level, or responsibilities, relative to Employee’s duties, authority, reporting level, or responsibilities in effect immediately prior to such Change in Control; (ii) a material reduction in Employee’s base compensation; or (iii) the Company’s requiring of Employee to change the principal location at which Employee is to perform his services by more than fifty (50) miles. Employee will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the initial occurrence of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition shall not have been cured.

3. “Change in Control.” For all purposes under this Agreement, a “Change in Control” of the Company is as defined in the Plan; provided, that a liquidation, dissolution or winding up of the Company or change in the state of the Company’s incorporation shall not constitute a Change in Control event for purposes of this Agreement.

F. No Other Benefits. In the event of a termination of Employee’s employment with the Company, the provisions of this Paragraph 12 are Employee’s exclusive right to severance benefits and are in lieu of participation in any other severance policy or plan to which Employee might otherwise be entitled.

G. Termination from any Offices Held. Upon his termination of employment with the Company, Employee agrees that and any and all offices held, if applicable, shall be automatically terminated. Employee agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

13. GENERAL PROVISIONS.

A. Governing Law; Consent To Personal Jurisdiction. The laws of the State of Minnesota shall govern the Employee’s employment and this Agreement without regard to conflict of laws principles. Employee and the Company each hereby consents to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning Employee’s employment or termination of employment, or arising from or related to this Agreement or any other agreement executed between Employee and the Company.

B. Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth this entire Agreement between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Employee relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof, including without limitation that certain Employment Offer Term Sheet provided to Employee by the Company prior to the commencement of his employment with the Company. To the extent that this Agreement may conflict with the terms of another written agreement between Employee and the Company, the terms of this Agreement will control.

C. Modification. No modification of or amendment to this Agreement will be effective unless in writing and signed by Employee and an authorized representative of the Company.

D. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of its ability to enforce that provision or any other provision. The Company’s failure to enforce any breach of this Agreement shall not act as a waiver of that breach or any future breach. No waiver of any of the Company’s rights under this Agreement will be effective unless in writing. Any such written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

E. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of and bind, the Company’s, affiliates, subsidiaries, successors and assigns. Employee shall not have the right to assign his rights or obligations under this Agreement.

F. Construction. The language used in this Agreement will be deemed to be language chosen by Employee and the Company to express their mutual intent, and no rules of strict construction will be applied against either Party.

G. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. Signatures of the parties that are transmitted in person or by facsimile or e-mail shall be accepted as originals.

H. Further Assurances. Employee agrees to execute any proper oath or verify any document required to carry out the terms of this Agreement.

I. Title and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

J. Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address shown in the signature blocks below or to such other address as such Party may have given to the other by notice pursuant to this Paragraph. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

K. Section 409A. The amounts payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any payments due under this Agreement on account of a termination of employment shall only be payable if the termination constitutes a “separation from service” within the meaning of Section 409A. To the extent that any such payments are determined to be subject to Section 409A, (i) the terms of this Agreement shall be interpreted to avoid incurring any penalties under Section 409A, (ii) any right to a series of installment payments is to be treated as a right to a series of separate payments, and (iii) any payments due to a “specified employee” of a publicly-traded company upon a separation from service shall be delayed until the first day of the seventh month following such separation from service. Notwithstanding the foregoing, in no event shall the Company be responsible for any taxes or penalties due under Section 409A.

14. EMPLOYEE’S ACKNOWLEDGMENTS. Employee acknowledges that he is executing this Agreement voluntarily and without duress or undue influence by the Company or anyone else and that Employee has carefully read this Agreement and fully understands the terms, consequences, and binding effect of this Agreement.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE		XTANT MEDICAL HOLDINGS, INC.

Print Name:	Kevin Brandt	Print Name:	Carl O’Connell

Signature:	/s/ Kevin Brandt	Signature:	/s/ Carl O’Connell
Date:	7/7/18	Title:	CEO
		Date:	7/7/18